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                                                     Exhibit 10.13

  Description of the Ceridian Corporation Annual Executive Incentive Plan

     The Company's Annual Executive Incentive Plan provides yearly cash bonuses to Company executives, although the Board's Compensation and Human Resources Committee (the "Committee" ) may, in its discretion, permit individuals to elect to receive part or all of their annual bonus in the form of stock options rather than cash. The annual determination of an individual executive's target bonus, expressed as a percentage of base salary, is based on a subjective assessment by the Committee of the responsibilities of the position, competitive practice and the Committee's desire to give greater weight to performance-based compensation at higher levels of responsibility within the Company.

     For 1994, target bonus percentages for executives ranged from 20% to 65% of base salary, with the maximum possible bonus generally one and one-half times the target amount. Of the total potential bonus, 80% consisted of a financial component, and 20% was based on a subjective assessment of the executive's individual performance in the areas of quality improvement and fostering work force diversity. The financial component consisted of a requirement that the Company achieve a specified level of earnings per share ("EPS") during 1994 and, for executives assigned to operating units, a requirement that the operating unit achieve specified financial goals, generally a specified level of pre-tax earnings. With respect to the financial component, bonus payments at, above or below the target percentages could be made depending on whether the financial performance of the Company (and, if applicable, the business unit to which the executive is assigned) met, exceeded or fell short of the applicable targeted financial goal. The targeted financial component of the bonus would be payable if budgeted earnings were achieved, but no bonus would be payable if an earnings threshold amount were not achieved. For 1994, both the financial and non-financial components of the annual incentive program were paid at or slightly above the superior level for executives, resulting in bonus payments for executives ranging between 30% and 97.5% of base salary. The Committee retains discretion to adjust upward the annual incentive if, in its judgment, such an action is warranted under the circumstances.